MDU Resources Reports First Quarter 2007 Consolidated Earnings,
Increases Earnings Guidance

BISMARCK, N.D. - April 23, 2007 - MDU Resources Group, Inc. (NYSE:MDU) announced financial results for the first quarter of 2007, posting consolidated earnings of $46.5 million, compared to $53.1 million for the first quarter of 2006. Earnings per common share, diluted, were 25 cents, compared to 29 cents per common share in 2006.

Highlights for First Quarter 2007

•	Earnings per common share of 25 cents.

•	Consolidated earnings of $46.5 million.

•	Increased 2007 earnings per share guidance to a range of $1.55 to $1.75, up from previous guidance of $1.50 to $1.70.

“We are pleased with our strong first-quarter results,” said Terry D. Hildestad, president and chief executive officer of MDU Resources. “Our construction services operations reported record first-quarter results reflecting continued strength in our markets. Our pipeline operation improved on its solid first quarter 2006 performance, the result of higher storage services revenue and throughput. Our natural gas and oil production group was impacted by lower prices compared to the very high levels of 2006. However, higher production and price recovery in the latter part of the quarter makes us optimistic about the remainder of the year.

“MDU Resources continues to provide superior value to shareholders, with total returns of 32 percent for the 12 months ended March 31.

“We look forward to a dynamic 2007. Based on our confidence in the continued strong outlook for our businesses, we are raising our earnings per share guidance for 2007 to a range of $1.55 to $1.75. We are committed to expanding on our company’s foundation for the future by growing our core lines of business as we build a strong America.”

In the April 30 issue of Fortune magazine, MDU Resources ranked No. 519 on the Fortune 1,000 list based on total revenues, moving up 27 positions from its 2006 ranking. The company ranked fourth for total return to shareholders from 1996 to 2006 in the mining, crude-oil production category.

Quarterly Performance Summary and Future Outlook
The following information highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted points are “forward-looking statements.” There is no assurance that the company’s projections, including estimates for growth and changes in revenues and earnings, will in fact be achieved. Please refer to assumptions contained in this section, as well as the various important factors listed at the end of this document under the heading “Risk Factors and Cautionary Statements that May Affect Future Results.” Changes in such assumptions and factors could cause actual future results to differ materially from targeted growth, revenue and earnings projections.

Business Line	Earnings First Quarter 2007 (In Millions)	Earnings First Quarter 2006 (In Millions)
Energy
Natural gas and oil production	$30.6	$41.3
Pipeline and energy services	5.7	4.9
Construction Materials and Mining	(9.8)	(8.9)
Utility Resources
Construction services	7.2	5.4
Electric and natural gas distribution	10.0	9.1
Independent power production	(2.8)	.2
Other	.3	.3
Earnings before discontinued operations	41.2	52.3
Income from discontinued operations, net of tax:
Pipeline and energy services	---	(.3)
Independent power production	5.3	1.1
Earnings on common stock	$46.5	$53.1

On a consolidated basis, the following information highlights the key growth strategies, projections and certain assumptions for the company. The following information excludes any possible gain from the previously announced potential sale of independent power production assets:

•
Earnings per common share for 2007, diluted, are projected in the range of $1.55 to $1.75. The company expects the percentage of 2007 earnings per common share, diluted, by quarter to be in the following approximate ranges:

o	Second quarter - 25 percent to 30 percent
o	Third quarter - 30 percent to 35 percent
o	Fourth quarter - 25 percent to 30 percent
•	Long-term compound annual growth goals on earnings per share from operations are in the range of 7 percent to 10 percent.
•
Estimated capital expenditures for 2007 are approximately $1.07 billion. The increase in estimated capital expenditures from $1.02 billion reported in the company’s 2006 Form 10-K relates to the expected construction of a 20-megawatt wind-powered electric generating facility at the utility business and higher anticipated gathering expenditures at the pipeline and energy services business. Capital expenditures exclude any potential proceeds related to the previously announced potential sale of domestic independent power production assets.

Energy
Natural Gas and Oil Production
Earnings at this segment were $30.6 million, compared to $41.3 million for the same period in 2006. Combined natural gas and oil production increased 4 percent over last year’s first quarter. This production increase was more than offset by realized natural gas prices that were 11 percent lower and realized oil prices that were 5 percent lower than last year, and by higher lease operating costs and depreciation, depletion and amortization expense. The year-to-year price differences are largely the result of peak January 2006 levels, in which the Henry Hub natural gas index price exceeded $11.00 per MMBtu.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•	Long-term compound annual growth goals for production are in the range of 7 percent to 10 percent. In 2007, the company expects a combined natural gas and oil production increase in that range.
•	The company expects to drill between 300 and 350 wells in 2007, dependent on the timely receipt of regulatory approvals.
•	Earnings guidance reflects estimated natural gas prices for May through December 2007 as follows:

Index*	Price/Thousand Cubic Feet (Mcf)
Ventura	$6.25 to $6.75
NYMEX	$6.75 to $7.25
CIG	$5.25 to $5.75
During 2006, more than three-fourths of natural gas production was priced at non-NYMEX prices, the majority of which was at Ventura pricing.
•	Earnings guidance reflects estimated NYMEX crude oil prices for April through December 2007 in the range of $58 to $63 per barrel.
•
The company has hedged approximately 30 percent to 35 percent of its estimated natural gas production for the last nine months of 2007. For 2008, the company has hedged approximately 15 percent to 20 percent of its estimated natural gas production. The hedges that are in place as of April 20 are summarized in the following chart:

Commodity	Index*	Period Outstanding	Forward Notional Volume (MMBtu)/(Bbl)	Price Swap or Costless Collar Floor-Ceiling (Per MMBtu/Bbl)
Natural Gas	Ventura	4/07 - 12/07	1,375,000	$8.00-$11.91
Natural Gas	Ventura	4/07 - 12/07	687,500	$8.00-$11.80
Natural Gas	Ventura	4/07 - 12/07	687,500	$8.00-$11.75
Natural Gas	Ventura	4/07 - 12/07	1,375,000	$7.50-$10.55
Natural Gas	CIG	4/07 - 12/07	1,375,000	$7.40
Natural Gas	CIG	4/07 - 12/07	1,375,000	$7.405
Natural Gas	Ventura	4/07 - 12/07	1,100,000	$8.25-$10.80
Natural Gas	CIG	4/07 - 12/07	687,500	$7.50-$9.12
Natural Gas	Ventura	4/07 - 12/07	1,375,000	$8.29
Natural Gas	Ventura	4/07 - 12/07	1,375,000	$7.85-$9.70
Natural Gas	Ventura	4/07 - 12/07	2,750,000	$7.67
Natural Gas	Ventura	4/07 - 10/07	1,605,000	$7.16
Natural Gas	NYMEX	4/07 - 12/07	1,375,000	$7.50-$8.50
Natural Gas	Ventura	11/07 - 3/08	1,520,000	$8.00-$8.75
Natural Gas	Ventura	1/08 - 3/08	910,000	$9.35
Natural Gas	CIG	1/08 - 3/08	910,000	$7.00-$7.79
Natural Gas	CIG	1/08 - 3/08	910,000	$8.06
Natural Gas	Ventura	4/08 - 10/08	1,070,000	$7.00-$8.05
Natural Gas	Ventura	4/08 - 10/08	1,070,000	$7.00-$8.06
Natural Gas	Ventura	4/08 - 10/08	1,070,000	$7.45
Natural Gas	Ventura	4/08 - 10/08	1,070,000	$7.50-$8.70
Natural Gas	Ventura	4/08 - 10/08	1,070,000	$8.005
Natural Gas	Ventura	1/08 - 12/08	1,830,000	$7.00-$8.45
Natural Gas	Ventura	1/08 - 12/08	1,830,000	$7.50-$8.34
Natural Gas	Ventura	11/08 - 12/08	610,000	$8.85

* Ventura is an index pricing point related to Northern Natural Gas Co.’s system; CIG is an index pricing point related to Colorado Interstate Gas Co.’s system.

Pipeline and Energy Services
The pipeline and energy services segment increased earnings by 25 percent, including discontinued operations, with $5.7 million in the first quarter of 2007, compared to $4.6 million for first quarter 2006. The increase reflects higher storage services revenue and 6 percent higher throughput volumes, including a 48 percent increase in natural gas transported off system. The demand for transportation increased significantly on the company’s Grasslands Pipeline. Through minor compressor modifications, firm capacity for the Grasslands Pipeline was increased from 90,000 Mcf per day to 97,000 Mcf per day in late 2006.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
Based on anticipated demand, additional incremental expansions to the Grasslands Pipeline are forecasted over the next few years. The next expansion, to 138,000 Mcf per day, is scheduled for completion in late 2007 and is dependent upon the timing of receipt of necessary regulatory approvals. Through additional compression, the pipeline capacity could ultimately reach 200,000 Mcf per day.

•	In 2007, total gathering and transportation throughput is expected to be consistent with 2006 record levels.

Construction Materials and Mining
The construction materials and mining segment experienced a normal seasonal first-quarter loss of $9.8 million compared to a loss of $8.9 million a year ago. The higher loss is primarily because of normal first-quarter losses associated with acquisitions since the comparable prior period. This business unit is headed into the construction season with a strong backlog that includes a higher expected average margin than a year ago.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
A key long-term strategic objective is to further expand the company’s presence in the higher-margin materials business including rock, sand, gravel, asphalt cement, ready-mixed concrete and related products, complementing and expanding on the company’s expertise.

•
Ongoing efforts to increase margin are being pursued through continuous improvement programs, including corporate purchasing of equipment, parts and commodities such as asphalt oil, diesel fuel, cement and other materials, and the utilization of national purchasing accounts.

•	Ownership of, and access to, permitted aggregate reserves is key to the company’s vertical integration strategy.
•	The company anticipates higher average margins in 2007 as compared to 2006.
•	Work backlog as of March 31 of approximately $586 million includes a higher expected average margin than the backlog of $610 million at March 31, 2006.

Utility Resources
Construction Services
This segment had record first-quarter earnings of $7.2 million, a 34 percent increase compared to $5.4 million in 2006. This increase primarily reflects higher construction margins in most regions and higher equipment sales and rentals. The construction services business has record backlog that is 70 percent higher than a year ago.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•	The company anticipates higher average margins in 2007 as compared to 2006, and continues to focus on costs and efficiencies to improve margins.
•	Work backlog as of March 31 was approximately $747 million, including the Desert Fire acquisition, compared to $439 million at March 31, 2006.

Electric and Natural Gas Distribution
The combined utility businesses earned $10.0 million in the first quarter, compared to earnings of $9.1 million for the same period in 2006. The earnings growth reflects higher electric retail sales volumes and margins and higher natural gas retail sales volumes. Weather was 10 percent colder than last year.

The company has entered into a contract to build approximately 20 megawatts of wind-powered electric generation near Baker, Mont. The project includes 13, 1.5-MW wind turbines at a project cost of approximately $37 million. The project is expected to be rate based and on line in late 2007.

The following information highlights the key growth strategies, projections and certain assumptions for these businesses:

•
The company is analyzing potential projects for accommodating load growth and replacing an expired purchased power contract with company-owned generation. This will add to base-load capacity and rate base. New generation is projected to be on line in late 2011 or early 2012. A major commitment decision on the project will be made in late 2007. A filing in North Dakota for prudence approval of the potential 600-MW Big Stone II generation project was made in November 2006. The company would own approximately 116 MW of the Big Stone II project.

•
The company has entered into a definitive merger agreement to acquire Cascade Natural Gas Corp. for cash consideration of $26.50 per share. The total value of the transaction, including Cascade’s outstanding indebtedness, is approximately $475 million. When the acquisition is completed, it is expected to significantly enhance regulated earnings and cash flows. Cascade shareholders have approved a merger agreement and the merger has received Hart-Scott-Rodino clearance. Acquisition approvals were received in March from the North Dakota Public Service Commission and the Minnesota Public Utilities Commission. Regulatory proceedings continue to progress as expected with approvals in Oregon and Washington anticipated by the third quarter.

Independent Power Production
First-quarter earnings at this business including discontinued operations were $2.5 million, compared to $1.3 million in the first quarter of 2006. The increase is driven by earnings from the Hardin Generating Station, which was placed into service in March 2006, and earnings from acquisitions completed last year.

The company announced earlier that certain of its domestic independent power production assets are held for sale. The company expects the transaction to close in the second quarter of 2007. Because of strong interest during the bidding process, it is expected that Colorado Energy Management will be part of the sale. Therefore, Colorado Energy Management’s results continue to be reflected in this segment. The domestic independent power production operations, including Colorado Energy Management, are reported as discontinued operations.

Upcoming Webcast
The company will host a webcast at 1 p.m. EDT today to discuss earnings results and guidance. The event can be accessed at www.mdu.com. A replay will be available. An audio replay also will be available by calling (800) 642-1687 within the United States or (706) 645-9291 for international calls. The access code is 3640781.

Risk Factors and Cautionary Statements that May Affect Future Results
The information in this release includes certain forward-looking statements, including earnings per share guidance and statements by the president and chief executive officer of MDU Resources, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Following are important factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements.

•
The company’s natural gas and oil production and pipeline and energy services businesses are dependent on factors, including commodity prices and commodity price basis differentials that cannot be predicted or controlled.

•	The construction, startup and operation of power generation facilities may involve unanticipated changes or delays that could negatively impact the company’s business and its results of operations.
•	Economic volatility affects the company’s operations, as well as the demand for its products and services and, as a result, may have a negative impact on the company’s future revenues.
•
The company relies on financing sources and capital markets. If the company is unable to obtain economic financing in the future, the company’s ability to execute its business plans, make capital expenditures or pursue acquisitions that the company may otherwise rely on for future growth could be impaired.

•
Some of the company’s operations are subject to extensive environmental laws and regulations that may increase costs of operations, impact or limit business plans, or expose the company to environmental liabilities.

•
One of the company’s subsidiaries is subject to ongoing litigation and administrative proceedings in connection with its coalbed natural gas development activities. These proceedings have caused delays in coalbed natural gas drilling activity, and the ultimate outcome of the actions could have a material negative effect on existing coalbed natural gas operations and/or the future development of its coalbed natural gas properties.

•	The company is subject to extensive government regulations that may delay and/or have a negative impact on its business and its results of operations.
•
The value of the company’s investments in foreign operations may diminish because of political, regulatory and economic conditions and changes in currency exchange rates in countries where the company does business.

•
The company’s pending acquisition of Cascade may be delayed or may not occur if certain conditions are not satisfied. Upon completion of the acquisition, if the company is unable to integrate the Cascade operations effectively, its future financial position or results of operations may be adversely affected.

•
One of the company’s subsidiaries is engaged in litigation with a nonaffiliated natural gas producer that has been conducting drilling and production operations that the subsidiary believes is causing diversion and loss of storage gas from one of its storage reservoirs. If the subsidiary is not able to obtain relief through the courts or regulatory process, its storage operations could be materially and adversely affected.

•	Weather conditions can adversely affect the company’s operations and revenues.
•	Competition is increasing in all of the company’s businesses.
•	Other factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements include:
o	Acquisition, disposal and impairments of assets or facilities.
o	Changes in operation, performance and construction of plant facilities or other assets.
o	Changes in present or prospective generation.
o	The availability of economic expansion or development opportunities.
o	Population growth rates and demographic patterns.
o	Market demand for, and/or available supplies of, energy- and construction-related products and services.
o	The cyclical nature of large construction projects at certain operations.
o	Changes in tax rates or policies.
o	Unanticipated project delays or changes in project costs, including related energy costs.
o	Unanticipated changes in operating expenses or capital expenditures.
o	Labor negotiations or disputes.
o	Inability of the various contract counterparties to meet their contractual obligations.
o	Changes in accounting principles and/or the application of such principles to the company.
o	Changes in technology.
o	Changes in legal or regulatory proceedings.
o	The ability to effectively integrate the operations and the internal controls of acquired companies.
o	The ability to attract and retain skilled labor and key personnel.
o	Increases in employee and retiree benefit costs.

For a further discussion of these risk factors and cautionary statements, refer to Item 1A - Risk Factors in the company’s most recent Form 10-K.

MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure. MDU Resources includes natural gas and oil production, natural gas pipelines and energy services, construction materials and mining, construction services, electric and natural gas utilities, and independent power production. For more information about MDU Resources, see the company's Web site at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

* * * * * * * *

Contacts:

Financial:
Vernon A. Raile, executive vice president, treasurer and chief financial officer, (701) 530-1003
Phyllis A. Rittenbach, director of investor relations, (701) 530-1057

Media:
Laura Lueder, corporate public relations manager, (701) 530-1095

MDU Resources Group, Inc.

	Three Months Ended March 31,
	2007	2006
	(In millions, where applicable) (Unaudited)
Consolidated Statements of Income

Operating revenues:
Electric	$47.1	$45.0
Natural gas distribution	136.0	152.3
Construction services	236.8	223.8
Pipeline and energy services	113.1	126.5
Natural gas and oil production	118.6	128.4
Construction materials and mining	227.6	233.7
Other	2.4	1.8
Intersegment eliminations	(94.1)	(108.0)
	787.5	803.5
Operating expenses:
Fuel and purchased power	17.1	16.1
Purchased natural gas sold	98.8	127.0
Operation and maintenance	490.5	476.2
Depreciation, depletion and amortization	69.8	61.0
Taxes, other than income	32.3	32.2
	708.5	712.5
Operating income:
Electric	7.1	7.4
Natural gas distribution	10.1	8.2
Construction services	12.8	10.1
Pipeline and energy services	11.3	9.7
Natural gas and oil production	51.0	67.8
Construction materials and mining	(11.6)	(10.5)
Independent power production	(1.9)	(2.0)
Other	.2	.3
	79.0	91.0
Earnings from equity method investments	2.1	3.2
Other income	1.3	2.4
Interest expense	17.4	14.1
Income before income taxes	65.0	82.5
Income taxes	23.6	30.0
Income from continuing operations	41.4	52.5
Income from discontinued operations, net of tax	5.3	.8
Net income	46.7	53.3
Dividends on preferred stocks	.2	.2

Earnings on common stock:
Electric	3.8	3.8
Natural gas distribution	6.2	5.3
Construction services	7.2	5.4
Pipeline and energy services	5.7	4.9
Natural gas and oil production	30.6	41.3
Construction materials and mining	(9.8)	(8.9)
Independent power production	(2.8)	.2
Other	.3	.3
Earnings before discontinued operations	41.2	52.3
Income from discontinued operations, net of tax:
Pipeline and energy services	---	(.3)
Independent power production	5.3	1.1
Earnings on common stock	$46.5	$53.1

Earnings per common share - basic:
Earnings before discontinued operations	$.23	$.29
Discontinued operations, net of tax	.03	.01
Earnings per common share - basic	$.26	$.30
Earnings per common share - diluted:
Earnings before discontinued operations	$.23	$.29
Discontinued operations, net of tax	.02	---
Earnings per common share - diluted	$.25	$.29
Dividends per common share	$.1350	$.1267
Weighted average common shares
outstanding:
Basic	181.3	179.8
Diluted	182.3	180.9

Operating Statistics

Electric (thousand kWh):
Retail sales	645,739	612,875
Sales for resale	44,122	166,409

Natural gas distribution (Mdk):
Sales	15,852	14,253
Transportation	3,433	4,362

Pipeline and energy services (Mdk):
Transportation	28,563	26,128
Gathering	22,130	21,732

Natural gas and oil production:
Natural gas (MMcf)	15,440	15,362
Oil (MBbls)	556	450
Average realized natural gas price	$6.08	$6.86
Average realized oil price	$44.34	$46.71

Construction materials and mining (000’s):
Aggregates (tons sold)	5,557	6,084
Asphalt (tons sold)	336	333
Ready-mixed concrete (cubic yards sold)	626	711

Independent power production:*
Net generation capacity (kW)	437,600	389,600
Electricity produced and sold (thousand kWh)	238,011	88,497

Other Financial Data
Book value per common share	$11.98	$10.79
Dividend yield (indicated annual rate)	1.9%	2.3%
Price/earnings ratio**	16.9x	13.7x
Market value as a percent of book value	239.9%	206.7%
Return on average common equity**	14.8%	16.2%
Total assets	$4,876.4	$4,482.4
Total equity	$2,192.2	$1,955.9
Long-term debt (net of current maturities)	$1,155.1	$1,134.9
Capitalization ratios:
Common equity	65%	63%
Long-term debt (net of current maturities)	35	37
	100%	100%

  * Excludes equity method investments
** Represents 12 months ended